                            SCHEDULE 14A INFORMATION

                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                              (Amendment No.____)

     [X] Filed by the Registrant
     [ ] Filed by a Party other than the Registrant

     Check the appropriate box:

     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
     [X] Definitive Proxy Statement            Commission Only (as permitted by
     [ ] Definitive Additional Materials       Rule 14a-6(e)(2))
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12


                        DIAMOND OFFSHORE DRILLING, INC.
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                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:


[ ] Fee paid previously with preliminary materials.

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[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (4) Date Filed:

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

[DIAMOND OFFSHORE DRILLING, INC. LOGO]

                        DIAMOND OFFSHORE DRILLING, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 13, 1998

To the Stockholders of
Diamond Offshore Drilling, Inc.:

     NOTICE IS HEREBY GIVEN THAT the 1998 Annual Meeting of Stockholders of Diamond Offshore Drilling, Inc., a Delaware corporation (the "Company"), will be held at The Regency Hotel, 540 Park Avenue, New York, New York 10021 on Wednesday, May 13, 1998 at 11:30 a.m., local time (the "Annual Meeting") for the following purposes:

          (1) To elect six directors, each to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified or until their earlier resignation or removal;

          (2) To ratify the appointment of independent certified public accountants for the Company and its subsidiaries;

          (3) To consider and vote upon the approval and adoption of an amendment to the Restated Certificate of Incorporation of the Company that would increase the number of authorized shares of common stock, par value $.01 per share, of the Company ("Common Stock") from 200 million to 500 million (the "Amendment"); and

          (4) To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     The Company has fixed the close of business on March 17, 1998 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. Stockholders who execute proxies solicited by the Board of Directors of the Company retain the right to revoke them at any time; unless so revoked, the shares of Common Stock represented by such proxies will be voted at the Annual Meeting in accordance with the directions given therein. If a stockholder does not specify a choice on such stockholder's proxy, the proxy will be voted FOR the nominees for director named in the attached Proxy Statement, FOR the ratification of the appointment of the independent certified public accountants for the Company and its subsidiaries named in such Proxy Statement and FOR the Amendment. The list of stockholders of the Company may be examined at the offices of Loews Corporation at 667 Madison Avenue, New York, New York 10021.

     Further information regarding the Annual Meeting is set forth in the attached Proxy Statement.

     YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ENCLOSED POSTPAID ENVELOPE. THE PROXY IS REVOCABLE AND WILL NOT BE USED IF YOU ARE PRESENT AT THE ANNUAL MEETING AND PREFER TO VOTE YOUR SHARES IN PERSON.

                                            By Order of the Board of Directors

                                            Sincerely,

                                            /s/ RICHARD L. LIONBERGER

                                            Richard L. Lionberger
                                            Vice President, General Counsel and
                                            Secretary

April 1, 1998
15415 Katy Freeway
Houston, Texas 77094

                     [DIAMOND OFFSHORE DRILLING, INC. LOGO]

                                PROXY STATEMENT

                        DIAMOND OFFSHORE DRILLING, INC.

                    FOR 1998 ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 13, 1998

     This Proxy Statement is being furnished to stockholders of Diamond Offshore Drilling, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company from such stockholders for the 1998 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on May 13, 1998 and any adjournments and postponements thereof. Shares of the Company's common stock, par value $.01 per share ("Common Stock"), represented by a properly executed proxy in the accompanying form will be voted at the Annual Meeting. The proxy may be revoked at any time before its exercise by sending written notice of revocation to Richard L. Lionberger, Corporate Secretary, Diamond Offshore Drilling, Inc., 15415 Katy Freeway, Houston, Texas 77094, or by signing and delivering a proxy which is dated later, or, if the stockholder attends the Annual Meeting in person, by giving notice of revocation to the Inspector(s) of Election (as hereinafter defined) at the Annual Meeting.

     The Company has fixed the close of business on March 17, 1998 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. On that date there were outstanding and entitled to vote 139,328,160 shares of Common Stock, which is the Company's only class of voting securities. The presence at the Annual Meeting in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereat is required to constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted in determining whether a quorum is present. Each stockholder is entitled to one vote for each share of Common Stock held of record. A plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. Accordingly, the six nominees for election as directors at the Annual Meeting who receive the greatest number of votes cast for election by the holders of record of Common Stock on the Record Date shall be the duly elected directors upon completion of the vote tabulation at the Annual Meeting. The affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is required for the approval and adoption of an amendment to the Restated Certificate of Incorporation of the Company that would increase the number of authorized shares of Common Stock from 200 million to 500 million (the "Amendment"). The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for approval of all other items being submitted to the stockholders for their consideration. Abstentions will be considered present for purposes of calculating the vote, but will not be considered to have been voted in favor of the matter voted upon. Broker non-votes will have the effect of a vote against the Amendment, but otherwise will not be considered present for purposes of calculating the vote.

     Votes will be tabulated by ChaseMellon Shareholder Services, L.L.C., the transfer agent and registrar for the Common Stock, and the results will be certified by one or more inspectors of election who are required to resolve impartially any interpretive questions as to the conduct of the vote (the "Inspector(s) of Election"). In tabulating votes, a record will be made of the number of shares voted for each nominee or other matter voted upon, the number of shares with respect to which authority to vote for that nominee or such other matter has been withheld, and the number of shares held of record by broker-dealers and present at the Annual Meeting but not voting.

     This Proxy Statement is expected to be first mailed or delivered to stockholders of the Company entitled to notice of the Annual Meeting on or about April 8, 1998.

     The date of this Proxy Statement is April 1, 1998.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The table below sets forth certain information with respect to each person or entity known by the Company to be the beneficial owner of more than 5% of the Common Stock as of December 31, 1997 (based upon Schedule 13D and Schedule 13G filings by such persons with the Securities and Exchange Commission (the "Commission") for beneficial ownership at such date).

                                         NAME AND ADDRESS OF      AMOUNT AND NATURE OF    PERCENT
           TITLE OF CLASS                 BENEFICIAL OWNER        BENEFICIAL OWNERSHIP    OF CLASS
           --------------              -----------------------    --------------------    --------
Common Stock.........................  Loews Corporation               70,100,000(1)        50.3%
                                       667 Madison Avenue
                                       New York, NY 10021-8087

---------------

(1) Loews Corporation, a Delaware corporation ("Loews"), has sole investment power and sole voting power over 70,100,000 shares.

     Because Loews holds more than a majority of the outstanding shares of Common Stock of the Company, Loews has the power to approve matters submitted for consideration at the Annual Meeting without regard to the votes of the other stockholders. The Company understands that Loews intends to vote FOR the election of management's nominees for the Board of Directors, FOR the ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors and FOR the Amendment. There are no agreements between the Company and Loews with respect to the election of directors or officers of the Company or with respect to the other matters which may come before the Annual Meeting.

                 SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

     The following table shows the amount and nature of beneficial ownership of the Common Stock and of Loews common stock beneficially owned by each director of the Company, each Named Executive Officer (as hereinafter defined) of the Company and all directors and executive officers of the Company as a group, as of January 31, 1998. Directors and executive officers of the Company individually and as a group own less than 1% of equity securities of the Company. Except as otherwise noted, the named beneficial owner has sole voting power and sole investment power with respect to the number(s) of shares shown below.

                                                              COMPANY         LOEWS
                 NAME OF BENEFICIAL OWNER                   COMMON STOCK   COMMON STOCK
                 ------------------------                   ------------   ------------
James S. Tisch............................................         0         138,000(1)
Robert E. Rose(2).........................................     4,200               0
Herbert C. Hofmann........................................       500             400
Arthur L. Rebell..........................................         0               0
Michael H. Steinhardt.....................................         0               0
Raymond S. Troubh.........................................     5,000           5,000
Lawrence R. Dickerson.....................................         0               0
Rodney W. Eads............................................         0               0
Denis J. Graham...........................................       200               0
Richard L. Lionberger.....................................         0               0
David W. Williams.........................................       200               0
All Directors and Executive Officers as a Group...........    10,355.1(3)    143,400

---------------

(1) The number of shares includes 58,000 shares owned by the James and Merryl Tisch Foundation, as to which Mr. Tisch has shared voting power and investment power.

(2) Robert E. Rose resigned as President and Chief Executive Officer and a director of the Company effective March 31, 1998. Voting power and investment power with respect to shares listed for Mr. Rose are shared with his spouse.

(3) The number of shares of Company Common Stock owned by all directors and executive officers as a group includes 255.1 shares of Common Stock beneficially owned, as of January 30, 1998, by Gary T. Krenek, an executive officer of the Company who is not a Named Executive Officer, by virtue of Mr. Krenek's investment in Common Stock pursuant to the Retirement Plan. Investment and voting power with respect to such shares is shared with Mr. Krenek's spouse.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Arthur L. Rebell, a director of the Company, made an untimely filing of a Form 3 and, in accordance with the rules promulgated under the Securities Exchange Act of 1934, as amended, the transaction was reported (although not on a timely basis) as a late transaction by Mr. Rebell on Form 5.

                             ELECTION OF DIRECTORS

     The Company's Board of Directors presently consists of six directors. In December 1997, the Company's Board of Directors voted to increase the size of the Board from five to six members, and Michael H. Steinhardt was elected by the Board of Directors to fill the vacancy created by such increase. Robert E. Rose resigned from the Board of Directors effective March 31, 1998 and, effective as of such date, Lawrence R. Dickerson was elected to fill the vacancy created by the resignation of Mr. Rose. All directors are elected annually to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualified or until their earlier resignation or removal. The executive officers of the Company are elected annually by the Board of Directors to serve until the next annual meeting of the Board of Directors and until their successors are duly elected and qualified, or until their earlier death, resignation, disqualification or removal from office. Information with respect to the current directors and executive officers of the Company is set forth below.

     The nominees for director are James S. Tisch, Lawrence R. Dickerson, Herbert C. Hofmann, Arthur L. Rebell, Michael H. Steinhardt and Raymond S. Troubh. Each of the six directors to be elected at the Annual Meeting will serve a term of one year to expire at the Company's 1999 Annual Meeting of Stockholders or until his successor is elected and qualified or until his earlier death, resignation, disqualification or removal from office.

     It is intended that the proxies received from holders of Common Stock, in the absence of contrary instructions, will be voted at the Annual Meeting for the election of Messrs. Tisch, Dickerson, Hofmann, Rebell, Steinhardt and Troubh. Although the Company does not contemplate that any of the nominees will be unable to serve, decline to serve, or otherwise be unavailable as a nominee at the time of the Annual Meeting, in such event the proxies will be voted in accordance with the authority granted in the proxies for such other candidate or candidates as may be nominated by the Board of Directors.

     Further information concerning the nominees for election as directors at the Annual Meeting, including their business experience during the past five years, appears below.

                                                                          AGE AS OF
                                                                         JANUARY 31,   DIRECTOR
             NAME                              POSITION                     1998        SINCE
             ----                              --------                  -----------   --------
James S. Tisch(1).............  Chairman of the Board and Chief
                                  Executive Officer                          45          1989
Lawrence R. Dickerson(1)......  Director, President and Chief Operating
                                  Officer                                    45          1998
Herbert C. Hofmann(1).........  Director                                     55          1992
Arthur L. Rebell(2)...........  Director                                     56          1996
Michael H. Steinhardt.........  Director                                     57          1997
Raymond S. Troubh(2)..........  Director                                     71          1995

---------------

(1) Member, Executive Committee of the Board of Directors

(2) Member, Audit Committee of the Board of Directors

     James S. Tisch has served as Chief Executive Officer of the Company since March 1998 and has served as Chairman of the Board since 1995 and as a director of the Company since June 1989. Mr. Tisch has served as President and Chief Operating Officer of Loews, a diversified holding company, since 1994 and prior thereto served as Executive Vice President of Loews for more than five years. Mr. Tisch, a director of Loews since 1986, also serves as a director of CNA Financial Corporation, an 84% owned subsidiary of Loews, and serves as a director of Vail Resorts, Inc.

     Lawrence R. Dickerson has served as a director and President and Chief Operating Officer of the Company since March 1998. Mr. Dickerson served as Chief Financial Officer of the Company from June 1989 through March 1998. Mr. Dickerson also served as Senior Vice President of the Company from April 1993 through March 1998 and as a Vice President of the Company from June 1989 through April 1993.

     Herbert C. Hofmann has served as a director of the Company since January 1992. Mr. Hofmann has served as Senior Vice President of Loews since January 1992. He has served as President and Chief Executive Officer of Bulova Corporation, a 97% owned subsidiary of Loews, since 1989. Bulova Corporation distributes and sells watches and clocks.

     Arthur L. Rebell has served as a director of the Company since July 1996. Mr. Rebell has been a Managing Director of Strategic Management Company LLC since November 1997. He served as a Managing Director of Highview Capital Corporation from February 1997 to July 1997 and was a Professor of Mergers & Acquisitions at New York University's Stern Graduate School of Business from 1996 to 1998. Prior to February 1997, he served as a Managing Director of Schroder & Co. Inc. for more than five years.

     Michael H. Steinhardt has served as a director of the Company since December 1997. Since December 1995, Mr. Steinhardt has been a Managing Member in Steinhardt Management LLC. Prior thereto, he was Managing Partner of Steinhardt Partners L.P., a hedge fund.

     Raymond S. Troubh has served as a director of the Company since November 1995. Mr. Troubh is a financial consultant, a former Governor of the American Stock Exchange and a former general partner of Lazard Freres & Co., an investment banking firm. Mr. Troubh also serves as a director of America West Airlines, Inc., ARIAD Pharmaceuticals, Inc., Becton, Dickinson and Company, Foundation Health Systems, Inc., General American Investors Company, Olsten Corporation, Time Warner Inc., Triarc Companies, Inc. and WHX Corporation.

                             DIRECTOR COMPENSATION

     Directors who are employees of the Company are not paid any fees or additional compensation for service as members of the Board of Directors or any committee thereof. The annual retainer payable to directors of the Company who are not employees of the Company or any of its subsidiaries or of Loews or any other affiliated companies, for services as directors, is $20,000 per annum, payable quarterly. Each member of the Audit Committee of the Board of Directors of the Company receives a retainer of $2,500 per annum, payable quarterly, and each director of the Company who is not an employee of the Company or any of its subsidiaries or of Loews or any other affiliated companies is paid a fee of $1,000 for attendance at each meeting of the Board of Directors and of the Audit Committee thereof in addition to the reasonable costs and expenses incurred by such directors in relation to their services as such.

                       BOARD OF DIRECTORS AND COMMITTEES

BOARD OF DIRECTORS

     The Company's Board of Directors has six members and two standing committees. During 1997, the Board of Directors held seven meetings and took action by unanimous written consent on four occasions. Further information concerning the Board's standing committees appears below.

EXECUTIVE COMMITTEE

     The Executive Committee of the Board of Directors consists of three members, Mr. Tisch, Mr. Dickerson and Mr. Hofmann. The Executive Committee has all the powers and exercises all the duties of the Board of Directors in the management of the business of the Company that may lawfully be delegated to it by the Board of Directors. These powers and duties include, among other things, declaring a dividend, authorizing the issuance of stock, recommending to stockholders mergers or a sale of substantially all of the assets of the Company, providing advice and counsel to management of the Company, reviewing management's recommendations for significant changes to the organizational structure of the Company and recommending changes to the Board of Directors. During 1997, the Executive Committee held three meetings and took action by unanimous written consent on 10 occasions.

AUDIT COMMITTEE

     The Audit Committee of the Board of Directors consists of two members, Mr. Rebell and Mr. Troubh. The Audit Committee reviews and reports to the Board of Directors on the scope and results of audits by the Company's independent auditors. It recommends a firm of certified public accountants to serve as auditors for the Company, authorizes all audit and other professional services rendered by the auditors and periodically reviews the independence of the auditors and the Company's internal accounting controls and internal audit procedures. Membership on the Audit Committee is restricted to directors independent of management and free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment as a committee member. Directors who are affiliates of the Company or officers or employees of the Company or its subsidiaries or of Loews or any other affiliated companies are not qualified for Audit Committee membership. During 1997, the Audit Committee met two times.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the Company's fiscal year ended December 31, 1997, the Company had no compensation committee, although the Executive Committee of the Board of Directors performed certain similar functions with respect to the compensation of the Company's executive officers and bonuses. See "Board of Directors Report on Executive Compensation -- General," "-- Annual Cash Bonus Incentives" and "-- Compensation of the Chief Executive Officer." Decisions concerning compensation of executive officers were made during such fiscal year by persons who were members of the Company's Board of Directors, including Robert E. Rose, who was an executive officer of the Company at such time.

NOMINATING COMMITTEE

     During the Company's fiscal year ended December 31, 1997, the Company had no nominating committee or other committee of the Board of Directors performing similar functions.

                             EXECUTIVE COMPENSATION

     The following table shows for the years ended December 31, 1997, 1996 and 1995 the cash compensation paid by the Company, and a summary of certain other compensation paid or accrued for such year, to its Chief Executive Officer and each of the Company's four other most highly compensated executive officers as of December 31, 1997 (collectively, the "Named Executive Officers") for service in all capacities with the Company and its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                                         ANNUAL COMPENSATION(1)
                                                         ----------------------       ALL OTHER
          NAME AND PRINCIPAL POSITION            YEAR     SALARY      BONUS(2)     COMPENSATION(3)
          ---------------------------            ----    ---------    ---------    ---------------
Robert E. Rose                                   1997    $532,083     $ 68,750        $ 29,162
  President and Chief Executive Officer(4)       1996     500,000      132,578          19,258
                                                 1995     390,000      230,000           6,075

Lawrence R. Dickerson                            1997     236,812      210,000(5)       12,768
  President and Chief Operating Officer(6)       1996     225,000      110,175           8,570
                                                 1995     190,000      107,000           5,727

David W. Williams                                1997     211,667      198,000(5)       11,017
  Executive Vice President(6)                    1996     200,000       96,938           7,594
                                                 1995     175,000      102,500           5,691

Rodney W. Eads                                   1997     132,241      153,000(5)        1,197
  Senior Vice President -- Worldwide
     Operations(7)

Denis J. Graham                                  1997     170,938      170,000(5)        9,069
  Senior Vice President -- Technical
     Services(8)                                 1996     150,000       67,500           5,839
                                                 1995     124,546       34,000           5,799

Richard L. Lionberger                            1997     161,236       64,000           8,297
  Vice President, General Counsel and Secretary  1996     154,517       47,500           6,136
                                                 1995     140,137       35,000           5,360

---------------

(1) Amounts exclude perquisites and other personal benefits because such compensation did not exceed the lesser of $50,000 or 10% of the total annual salary reported for each Named Executive Officer.

(2) Amounts include all deferred portions of bonuses based on service during the respective year indicated by the Named Executive Officers. See "Board of Directors Report on Executive Compensation -- Annual Cash Bonus Incentives."

(3) The amounts shown for 1997 include (i) the Company's 3.75 percent contribution under the Retirement Plan referred to below in the following amounts on behalf of the following Named Executive Officers: Mr. Rose, $6,000; Mr. Dickerson, $6,000; Mr. Graham, $6,000; Mr. Williams, $6,000; and
    Mr. Lionberger, $6,000, (ii) the Company's matching contribution under the Retirement Plan referred to below in the following amounts on behalf of the following Named Executive Officers: Mr. Rose, $2,375; Mr. Dickerson, $2,375; Mr. Eads, $1,070; Mr. Graham, $2,281; Mr. Williams, $2,069; and Mr. Lionberger, $2,000, (iii) the term portion of the life insurance premiums paid by the Company in the following amounts on behalf of the following Named Executive Officers: Mr. Rose, $494; Mr. Dickerson, $183; Mr. Eads, $127; Mr. Graham, $214; Mr. Williams, $124; and Mr. Lionberger, $223 and
    (iv) the Company's contributions under the Deferred Compensation and Supplemental Executive Retirement Plan referred to below in the following amounts on behalf of the following Named Executive Officers: Mr. Rose, $20,292; Mr. Dickerson, $4,210; Mr. Graham, $575; Mr. Williams, $2,825; and
    Mr. Lionberger, $74. In some cases, the total of the foregoing itemized amounts does not equal the corresponding aggregate amount set forth in the "All Other Compensation" column due to rounding.

(4) Robert E. Rose resigned as President and Chief Executive Officer and a director of the Company effective March 31, 1998. The amount of annual bonus for 1997 was reduced by $306,250 and the amount of annual bonus for 1996 was reduced by $165,000, which amounts were forfeited by Mr. Rose as a result of his resignation.

(5) The bonus shown for 1997 includes $100,000 payable to the Named Executive Officer in annual installments (25%, 15%, 15%, 15%, 15% and 15%) over the six calendar year period following 1998.

(6) The Named Executive Officer has held such position since March 31, 1998.

(7) Mr. Eads joined the Company in May 1997.

(8) Mr. Graham was designated an executive officer of the Company effective as of March 11, 1998. Disclosure has been provided for Mr. Graham, who was not serving as an executive officer of the Company at the end of fiscal year 1997, pursuant to the requirements of Item 402(a)(3)(iii) of Regulation S-K.

     The Company maintains a defined contribution plan (the "Retirement Plan") designed to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"), pursuant to which the Company contributes 3.75 percent of the participant's defined compensation and the Company matches 25 percent of the first 6 percent of each participant's compensation contributed, subject to a vesting schedule that entitles the employee to a percentage of the matching contributions based upon years of service. Up to 25% of the amount of such contributions to the Retirement Plan may be used to purchase shares of Common Stock of the Company.

     In addition, under the Company's Deferred Compensation and Supplemental Executive Retirement Plan, the Company contributes to participants therein any portion of the 3.75 percent of the base salary contribution and the matching contribution to the Retirement Plan that cannot be contributed because of the limitations of Sections 401(a)(17), 401(k)(3), 401(m)(2), 402(g) and 415 of the
Code and because of elective deferrals that the participant makes under the plan. Additionally, the plan provides that participants may defer up to 10 percent of base compensation and/or up to 100 percent of any performance bonus. Participants in this plan are a select group of management or highly compensated employees of the Company and are fully vested in all amounts paid into the plan.

                              EMPLOYMENT AGREEMENT

     The Company and Robert E. Rose entered into and subsequently extended an agreement dated November 1, 1992 (the "Employment Agreement"), providing for, among other things, the employment of Mr. Rose as the President and Chief Executive Officer of the Company until December 31, 1998. Mr. Rose resigned effective March 31, 1998. Beginning February 1, 1997, Mr. Rose received a salary at an annual rate of $535,000, which amount, pursuant to the Employment Agreement, was subject to such increases as the Board of Directors of the Company may from time to time have determined. The Employment Agreement provides that during the term of Mr. Rose's employment thereunder and for a period of one year immediately following termination of such employment by the Company for cause, Mr. Rose will not engage in any other business which is in competition with the Company without written consent from the Company. The Employment Agreement also provides that, for a 120-day period after consummation of a Change of Control (as defined in the Employment Agreement), Mr. Rose would have the right to terminate his employment and the Company would be obligated to continue to compensate him for a three-year period at the annual rate of salary then in effect.

              BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

     The following report concerning the specific factors, criteria and goals underlying decisions on payments and awards of compensation to each of the executive officers of the Company for the fiscal year ended December 31, 1997 is provided by the Company's Board of Directors.

GENERAL

     Recommendations regarding compensation of the Company's executive officers are prepared by the President and submitted to the Executive Committee of the Board of Directors for approval, except that the President does not participate in the preparation of recommendations, or the review, modification or approval thereof, with respect to his own compensation.

     The Company's compensation program is designed to enable the Company to attract, motivate and retain high-quality senior management by providing a competitive total compensation opportunity based on performance. Toward this end, the Company provides for competitive base salaries and annual variable performance incentives payable in cash for the achievement of financial performance goals.

SALARIES

     Every salaried employee of the Company is assigned a salary grade at the commencement of employment pursuant to a system that considers objective criteria, such as the employee's level of financial responsibility and supervisory duties, and the education and skills required to perform the employee's functions; however, the assignment of an employee to a particular salary grade necessarily involves subjective judgments. Within each grade, salaries are determined within a range based solely on subjective factors such as the employee's contribution to the Company and individual performance. No fixed, relative weights are assigned to these subjective factors. On occasion, an officer's compensation will be fixed at a level above the maximum level for his or her salary grade in response to a subjective determination that the officer's compensation, if set at the maximum level for his or her grade, would be below the level merited by his or her contributions to the Company.

ANNUAL CASH BONUS INCENTIVES

     Bonuses were awarded for 1997 under the Diamond Offshore Management Bonus Program, which is intended to provide a means whereby certain selected officers and key employees of the Company may develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and encourage the participants to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its stockholders. At the beginning of 1998, the Executive Committee of the Company's Board of Directors established a bonus pool (the "Bonus Pool") for fiscal year 1997 (the "Performance Year"). The Executive Committee determined the amount in the Bonus Pool based on such committee's evaluation of the Company during 1997 relative to peer companies, the performance of the Company's share price and extraordinary events during the Performance Year. The Executive Committee established the bonus payout from the Bonus Pool based upon corporate, group or individual performance, or a combination thereof, or such other subjective criteria as the Executive Committee considered appropriate. The bonuses for 1997 are payable in annual installments (25%, 15%, 15%, 15%, 15% and 15%) over the six calendar year period following 1997 for participants of salary grade 12 and above, and are payable in annual installments (50%, 25% and 25%) over the three calendar year period following 1997 for participants of salary grade 11 and below, and, with certain exceptions, are forfeited if not paid prior to termination of employment.

     The Competitor Group Index used in the total stockholder return comparison (see "Common Stock Performance Graph" below) is not used to determine any cash bonus incentives for executives of the Company, and the peer companies considered for purposes of the Diamond Offshore Management Bonus Program do not necessarily correspond with the companies considered for purposes of the Competitor Group Index. Although the two groups of companies include several of the same companies (based on their similarity to the Company), the composition of the two groups does not exactly correspond, and there are no specific bases upon which certain companies included for purposes of the Competitor Group Index are not included in the peer group for purposes of the Diamond Offshore Management Bonus Program.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Decisions regarding compensation (salary and bonus) of the Company's Chief Executive Officer were made by the Executive Committee of the Board of Directors, except that Robert E. Rose, who resigned as the Chief Executive Officer effective March 31, 1998, did not participate in the preparation of recommendations, or the review, modification or approval thereof, with respect to his compensation. Such decision for 1997 was determined subjectively, and not necessarily tied to corporate performance, with consideration given to Mr. Rose's level of responsibility and importance to the Company relative to other Company executives, his time with the Company, individual performance and contributions to the successful implementation of significant initiatives that are expected to benefit the Company in future years, including the Company's capital upgrade program, on-going rationalization of its rig fleet (purchases and sales) and quality and safety improvements. No fixed, relative weights were assigned to these subjective factors.

                             THE BOARD OF DIRECTORS

                            James S. Tisch, Chairman
                             Lawrence R. Dickerson
                               Herbert C. Hofmann
                                Arthur L. Rebell
                             Michael H. Steinhardt
                               Raymond S. Troubh

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Prior to the initial public offering of the Common Stock in October 1995 (the "Initial Public Offering"), the Company was a wholly owned subsidiary of Loews, and in connection with the Initial Public Offering, the Company and Loews entered into agreements pursuant to which certain management, administrative and other services are provided by Loews to the Company and certain other obligations were assumed by the parties. These agreements were not the result of arm's length negotiations between the parties.

     SERVICES AGREEMENT. The Company and Loews entered into a services agreement effective upon consummation of the Initial Public Offering (the "Services Agreement") pursuant to which Loews agreed to continue to perform certain administrative and technical services on behalf of the Company. Such services include personnel, telecommunications, purchasing, internal auditing, accounting, data processing and cash management services, in addition to advice and assistance with respect to preparation of tax returns and obtaining insurance. Under the Services Agreement, the Company is to reimburse Loews for
(i) allocated personnel costs (such as salaries, employee benefits and payroll taxes) of the Loews personnel actually providing such services and (ii) all out-of-pocket expenses related to the provision of such services. The Services Agreement may be terminated at the Company's option upon 30 days' notice to Loews and at the option of Loews upon six months' notice to the Company. In addition, the Company has agreed to indemnify and hold harmless Loews for all claims and damages arising from the provision of services by Loews under the Services Agreement, unless due to the gross negligence or willful misconduct of Loews. Under the Services Agreement, the Company paid Loews approximately $248,000 for services performed by Loews in 1997.

     REGISTRATION RIGHTS AGREEMENT. Under a Registration Rights Agreement (the "Registration Rights Agreement") between the Company and Loews, the Company, subject to certain limitations, will file, upon the request of Loews, one or more registration statements under the Securities Act of 1933, as amended, subject to a maximum of three such requests, in order to permit Loews to offer and sell any Common Stock that Loews may hold. Loews will bear the costs of any such registered offering, including any underwriting commissions relating to shares it sells in any such offering, any related transfer taxes and the costs of complying with non-U.S. securities laws, and any fees and expenses of separate counsel and accountants retained by Loews. The Company has the right to require Loews to delay any exercise by Loews of its rights to require registration and other actions for a period of up to 90 days if, in the judgment of the Company, any offering by the Company then being conducted or about to be conducted would be adversely affected. Subject to certain conditions, the Company has also granted Loews the right to include its Common Stock in any registration statements covering offerings of Common Stock by the Company, and the Company will pay all costs of such offerings other than underwriting commissions and transfer taxes attributable to the shares sold on behalf of Loews. The Company will indemnify Loews, and Loews will indemnify the Company, against certain liabilities in respect of any registration statement or offering covered by the Registration Rights Agreement, as amended.

     On September 16, 1997, Loews and the Company entered into an agreement amending the Registration Rights Agreement (the "Registration Rights Agreement Amendment") in contemplation of the offering by Loews of its 3.125% Exchangeable Notes due 2007 (the "Loews Notes"), which are exchangeable into Common Stock. Pursuant to the Registration Rights Agreement Amendment, Loews exercised the first of its three demand registration rights for the shares of Common Stock underlying the Loews Notes and, in connection with such demand, the Company agreed to file and to use its best efforts to cause to be effective no later than September 30, 1998 a registration statement for a continuous offering of such shares for delivery upon the exchange of Loews Notes, and to maintain the effectiveness of such registration statement through September 15, 2007, or such earlier time as no Loews Notes are outstanding. Pursuant to the Registration Rights Agreement Amendment, the Company has the right to defer the initial filing of its registration statement or, at any time and from time to time after such registration statement has been filed and declared effective, require Loews to suspend the use of any resale prospectus or prospectus supplement included therein for a reasonable period of time, not to exceed 90 days in any one instance or an aggregate of 120 days in any 12-month period, if the Company is conducting or about to conduct an underwritten public offering of its securities for its own account, or would be required to disclose information regarding the Company not otherwise then required by law to be publicly disclosed where such disclosure would reasonably be expected to adversely affect any material business transaction or negotiation in which the Company is then engaged. However, no such suspension period may be in effect during the 14-day period preceding any redemption date with respect to, or the final maturity date of, the Loews Notes. Before giving notice to holders of Loews Notes of any optional redemption of Loews Notes, Loews agreed in the Registration Rights Agreement Amendment to give prior notice to the Company to enable the Company to determine whether it should suspend the use of the current resale prospectus or prospectus supplement covering the shares of Common Stock issuable upon the exchange of Loews Notes. Loews and the Company agreed that Loews will not give notice to holders of Loews Notes of the exercise of Loews's optional right to redeem any Loews Notes during the time that any suspension period with respect to any such prospectus or prospectus supplement is in effect. Pursuant to the Registration Rights Agreement, as amended by the Registration Rights Agreement Amendment, the Company entered into an Underwriting Agreement, dated September 16, 1997, among Loews, the Company and Goldman, Sachs & Co. in connection with the offering by Loews of the Loews Notes.

                         COMMON STOCK PERFORMANCE GRAPH

     The following graph sets forth the cumulative total stockholder return for the Common Stock, the Standard & Poor's 500 Index and a Competitor Group Index over the period during which the Common Stock has been publicly traded.

                     CUMULATIVE TOTAL STOCKHOLDER RETURN(1)
                        INDEXED TOTAL STOCKHOLDER RETURN
                       OCTOBER 11, 1995-DECEMBER 31, 1997

               MEASUREMENT PERIOD                                                        COMPETITOR
             (FISCAL YEAR COVERED)                    COMPANY           S&P 500           GROUP(2)
OCT. 11, 1995                                                  100               100               100
DEC. 29, 1995                                                  141               107               115
DEC. 31, 1996                                                  241               133               176
DEC. 31, 1997                                                  388               174               255

---------------

(1) Total return assuming reinvestment of dividends. There were no dividends for the period reported other than the $2.1 million special dividend paid to Loews in connection with the Initial Public Offering (which special dividend was not used in calculating total return) and the quarterly dividend of $.07 per share of Common Stock payable August 7, 1997 to holders of record of Common Stock on July 24, 1997 and payable December 1, 1997 to holders of record of Common Stock on November 3, 1997. Assumes $100 invested on October 11, 1995, in Common Stock, the S&P 500 Index and a Company-constructed competitor group index.

(2) The Company-constructed competitor group consists of the following companies: Baker Hughes Incorporated, Dresser Industries, Inc., Energy Service Company, Global Marine Inc., Halliburton Company, Noble Drilling Corporation, Schlumberger Ltd., Tidewater Marine Inc., Transocean Offshore, Inc. and Western Atlas Inc. Reading & Bates Corporation has been deleted from the Company-constructed competitor group because historical data concerning such company is no longer available as a result of its merger with Falcon Drilling Company, Inc. Total return calculations were weighted according to the respective company's market capitalization.

               AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION

     Article Fourth of the Company's Restated Certificate of Incorporation (the "Restated Certificate") provides that the total number of shares of all classes of capital stock which the Company has authority to issue is 225 million shares, consisting of 25 million shares of Preferred Stock, $.01 par value per share, and 200 million shares of Common Stock. The Board of Directors has approved an amendment to the Company's Restated Certificate to increase the authorized number of shares of Common Stock that the Company has authority to issue from 200 million to 500 million and has directed that the Amendment be submitted to the stockholders of the Company for approval at the Annual Meeting. To effect such increase, the first paragraph of article Fourth of the Restated Certificate will be amended to read in its entirety as follows:

          "FOURTH: The total number of shares of all classes of capital stock which the Company shall have authority to issue is 525,000,000 shares, consisting of

             (i) 25,000,000 shares of Preferred Stock, $.01 par value per share,
                 and

             (ii) 500,000,000 shares of Common Stock, $.01 par value per share."

Upon the approval of the Amendment by the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting, the number of authorized shares of Common Stock will be increased from 200 million to 500 million.

     The Board of Directors of the Company considers it prudent and in the best interests of the Company and its stockholders to increase the number of authorized shares of Common Stock in order to provide the Company with financing and business flexibility. Common Stock may be issued by the Company in connection with future acquisitions or equity financings, upon conversion or exchange of outstanding securities, in connection with employee benefit plans or under other circumstances. The issuance of a substantial amount of Common Stock, or the granting of an option to purchase a substantial amount of Common Stock, might impede a business combination by enabling a holder thereof to exercise voting rights. Although the Board of Directors of the Company is required to make any determination to issue any such Common Stock based on its judgment as to the best interests of the stockholders of the Company, the Board could act in a manner that would discourage an acquisition attempt or other transaction that some of the stockholders of the Company might believe to be in their best interests, or in which such stockholders might receive a premium for their Common Stock over the then-current market price of such Common Stock.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     Upon the recommendation of the Audit Committee of the Board of Directors, none of whose members is an officer of the Company, the Board of Directors has appointed Deloitte & Touche LLP, independent certified public accountants, as the principal independent auditors of the Company and its subsidiaries for fiscal year 1998. It is intended that such appointment be submitted to the stockholders for ratification at the Annual Meeting. Deloitte & Touche LLP has served as the Company's auditors since 1989 and has no investment in the Company or its subsidiaries. If the appointment of Deloitte & Touche LLP is not approved or if that firm shall decline to act or their employment is otherwise discontinued, the Board of Directors will appoint other independent auditors.

     It is expected that representatives of Deloitte & Touche LLP will be present at the Annual Meeting with an opportunity to make a statement should they desire to do so and to respond to appropriate questions from stockholders.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be addressed to: Corporate Secretary, Diamond Offshore Drilling, Inc., 15415 Katy Freeway, Houston, Texas 77094, and must be received no later than December 2, 1998.

                                 OTHER MATTERS

     While management has no reason to believe that any other business will be presented, if any other matters should properly come before the Annual Meeting, the proxies will be voted as to such matters in accordance with the best judgment of the proxy holders.

                                            By Order of the Board of Directors

                                            /s/ RICHARD L. LIONBERGER

                                            RICHARD L. LIONBERGER
                                            Vice President, General Counsel and
                                            Secretary

--------------------------------------------------------------------------------


                        DIAMOND OFFSHORE DRILLING, INC.
                                                                          COMMON
      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
              1998 ANNUAL MEETING OF STOCKHOLDERS ON MAY 13, 1998

     The undersigned hereby appoints Lawrence R. Dickerson, Richard L. Lionberger and Gary T. Krenek and any one of them, and any substitute or substitutes, to be the attorneys and proxies of the undersigned at the 1998 Annual Meeting of Stockholders of Diamond Offshore Drilling, Inc. (the "Company") to be held at The Regency Hotel, 540 Park Avenue, New York, New York 10021 at 11:30 a.m. local time, and at any adjournments or postponements of said meeting, and to vote at such meeting the shares of stock the undersigned held of record on the books of the Company on the record date for the meeting.
 |
 |   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER
 |   DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS
 |   MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES AS DIRECTORS, FOR THE
 | PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT ACCOUNTANTS OF THE COMPANY FOR FISCAL YEAR 1998, FOR THE AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED COMMON STOCK OF THE COMPANY AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSONS DESIGNATED ABOVE WITH RESPECT TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING.

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
                                                              Please mark
                                                              your votes as [X]
                                                              indicated in
                                                              this example


Item 1. Election of             NOMINEES: James S. Tisch, Lawrence R. Dickerson,
        Directors               Herbert C. Hofmann, Arthur L. Rebell, Michael H.
                                Steinhardt and Raymond S. Troubh

FOR all nominees     WITHHOLD   INSTRUCTION: To withhold authority to vote for
listed to the right  AUTHORITY   individual nominees, write their name(s) below.
(except as marked    to vote
to the contrary)     for all    ________________________________________________
                     nominees
                    listed to
                    the right
     [ ]               [ ]

Item 2. Proposal to ratify the appointment of Deloitte & Touche LLP as the Independent Public Accountants of the Company for fiscal year 1998.

                         FOR       AGAINST       ABSTAIN
                         [ ]         [ ]           [ ]

Item 3. Proposal to amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock.

                         FOR       AGAINST       ABSTAIN
                         [ ]         [ ]           [ ]

Item 4. In their discretion, upon such other matters that may properly come before the meeting and any adjournments or postponements thereof.

                              Please sign exactly as your name appears on this Proxy Card. When signing as attorney, executor, administrator, trustee, guardian or corporate or partnership official, please give full title as such and the full name of the entity on behalf of whom you are signing. If a partnership, please sign in partnership name by authorized person.

                              DATED: ____________________________________, 1998

                              _________________________________________________
                              Signature of Stockholder

                              _________________________________________________
                              Signature of Stockholder


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